 Exhibit 99.1

ROBERT STARZEL -- RAIL INDUSTRY LEADER AND NEWS
EXEC -- JOINS PACER INTERNATIONAL'S
BOARD OF DIRECTORS

CONCORD, Calif.--(BUSINESS WIRE)--Jan. 4, 2006--Pacer International, Inc.
(Nasdaq:PACR), the North America logistics and transportation provider, has appointed senior rail industry and newspaper executive Robert F. (Bob) Starzel to its Board of Directors, effective
January 4.

Most recently chairman of the San Francisco Newspaper Company, which owns The Examiner,
Starzel served as senior representative of the chairman of the Union Pacific Railroad from 2000-
2004. Prior to that, he was UPRR's senior vice president, since 1998, and earlier served as the railroad's vice president, Western region. In 1996, at the time of Southern Pacific Transportation
Company's merger with the UPRR, Starzel was vice chairman of SPTC, having joined the company in 1988. From 1991 - 2005, Starzel served as a member of the Board of Directors of the
California Chamber of Commerce.

His appointment coincides with the resignation from the Board of Marc Becker, a director representing Apollo Management IV, LP (Apollo), Pacer's equity sponsor from 1999 to 2004.
Strengthening Strategic Relationships
Don Orris, Pacer's chairman and chief executive officer, said, "Bob Starzel has long been a central figure in the North American rail industry, with close ties to the Union Pacific and other railroads and transportation modes. Pacer will benefit from his guidance and expertise as we seek to further strengthen our strategic relationships with the leading North American railroads and transportation providers."
Orris extended special appreciation to outgoing director Becker. "Marc remained on the Board to help ensure a smooth transition even after the sale of Apollo's final shares in the company in
November 2004. Apollo's long support of Pacer, and the guidance of its various directors, have helped ensure that we are well positioned for further growth and leadership in the intermodal and logistics markets as a publicly traded corporation," he said.

About Pacer International
Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, offers a broad array of logistics and other services through its subsidiaries and divisions to facilitate the movement of freight from origin to destination. Its wholesale services include Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and cartage (local trucking) services; and its retail services include intermodal marketing, truck brokerage, trucking services, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in
Concord, California. Its principal business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord CA and in Dublin OH, respectively. Web sites: www.pacer-
international.com, www.pacerstack.com, and www.pacerglobal.com.
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CONTACTS:

Investors: Pacer International - Larry Yarberry, CFO, 925-887-1577 or 925-890-9245 (Cell), or
lyarberry@pacerintl.com

Media: Steve Potash and Company, tel. 510-865-0800, or steve@PotashCo.com

SOURCE: Pacer International